Exhibit 10.3

CONFIDENTIAL

January 8, 2007

Ronald W. Pickett
Chief Executive Officer
Telkonet, Inc.
20374 Seneca Meadows Parkway Germantown, MD 20876

Dear Ron:

This letter agreement (the "Agreement") confirms that Telkonet, Inc. (together with its subsidiaries and affiliates the "Company") has engaged Bryant Park Capital, Inc. ("BPC") to act as its exclusive financial advisor and consultant in connection with a possible capital raising transaction. The engagement shall be considered effective as of the date first written above and may be terminated by BPC or the Company after 60 days from the date first written above.

1) Services: In its capacity as financial advisor and if requested by the Company, BPC will provide the Company with financial advice and assistance with one or a series of transactions (as defined herein), which may include assisting the Company in valuation analysis, evaluating strategic alternatives, preparation of any presentation material, seeking and contacting prospective investors or acquirers, and negotiating the financial aspects of the transaction.

2) Fees: For BPC's services hereunder, the Company agrees to pay to BPC each of the fees, by wire delivery of immediately available U.S. dollar funds, without deduction of any tax as applicable, set forth below:

a)
Capital Infusion Transaction If the Company enters into any Capital Infusion Transaction (as defined below) during the term of this Agreement or during the 18 months following the termination of this Agreement, with a party (1) directly or indirectly introduced to the Company by BPC during the term of this Agreement, (ii) with respect to which, at the Company's request, BPC provided services under the terms of this Agreement, or (iii) any parties listed on Schedule B; then the Company shall pay, or shall cause to be paid, to BPC upon the consummation of such Capital Infusion Transaction a transaction fee payable in (1) cash and (ii) warrants (as defined below), calculated according to the following amounts and percentages (Table A), however, in no event shall the cash portion of any such Capital Infusion Transaction Fee be less than $250,000 in cash paid at closing:

Table A

Equity Capital Infusion (including common stock, preferred stock and convertible debt)	Cash Portion: 6.0% of Consideration

Warrant Portion:
Warrants to buy stock at the price such securities were sold to investors in an amount equal to 6.0% of the value of the Equity Capital Infusion Transaction

Subordinated Debt Capital Infusion (including all debt mezzanine financing)	Cash Portion: 4.0% of Consideration

Warrant Portion:
Warrants to buy stock at the price such securities were sold to investors in an amount equal to 2.5% of the value of the Subordinated Debt Capital Infusion Transaction

Senior Debt Capital Infusion (including all debt senior to subordinated debt capital and equity capital, including lines of credit or other similar credit facilities)	Cash Portion: 2.0% of Consideration and/or committed funds

Notwithstanding the foregoing, if the parties identified in Schedule B as of the date hereof, invests in the Company as part of a Capital Infusion Transaction, BPC's fee with respect to such party will be as outlined in Schedule B.

If the Company pursues an M&A Transaction transaction during the term of this Agreement, then the Company and BPC will negotiate in good faith a separate engagement letter reflecting market terms for such services,

Any Capital Infusion Transaction or M&A Transaction conducted by the Company shall be individually referred to as a Transaction. Each Capital Infusion Transaction Fee and M&A Transaction Fee shall be referred to as a "Transaction Fee" and together the "Transaction Fees."

The Transaction Fee shall be payable promptly upon consummation of any Transaction and will be wired to BPC at the closing of the transaction, except that to the extent the Consideration in respect thereof may be increased by contingent payments (including additional purchases of securities of the Company by a third party), the portion of BPC's fees relating thereto shall be calculated and paid as and when such contingent payments are made without regard to any termination or expiration of this Agreement. BPC, at its option, may elect to receive up to 30% of the Transaction Fee in the Company's securities at the same terms such securities were sold to investors in the Transaction.

3) Definitions:

"Capital Infusion Transaction" means in one or more related Transactions which, directly or indirectly, results in (i) the purchase or sale of debt or equity securities of the Company or a third party that does not result in the sale of 51% or more of the outstanding voting securities of the Company or a third party, a subsidiary or a related affiliate or (ii) a firm commitment, that resulted from a request by the Company for BPC to pursue such a commitment, from BPC, its affiliates, or a third party to purchase or sell newly issued debt or equity securities of the Company, a subsidiary or a related affiliate, including, but not limited to, committed but undrawn credit facilities.

"M&A Transaction" means one or more related Transactions (a) is not a Capital Infusion Transaction (as defined above) and (b) which, directly or indirectly results in (i) the acquisition by the Company of all or any part of the existing capital stock of a third party or all or any part of the assets of such third party (or any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets) or (ii) the acquisition by a third party of all or any part of the existing capital stock of the Company or all or any part of the assets of the Company (including any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), including in each such case, without limitation, any sale or exchange of capital stock or assets (including cash and other liquid assets), any recapitalization, restructuring, merger or consolidation (including any such transaction in which any third party is the surviving entity) or any similar transaction or (iii) any partnership, joint or collaborative venture, strategic alliance or similar transaction.

"Consideration" in a Transaction means, with respect to such Transaction, the total amount paid or payable (whether in cash, securities, employment contracts, "earn-out" agreements, non-compete agreements, severance agreements, management or consulting agreements or otherwise), directly or indirectly, upon the consummation of or otherwise in connection with such Transaction, together with (i) all amounts paid or payable in connection with stock options, phantom equity plans or other securities rights, (ii) liabilities, including all debt and guarantees assumed, refinanced or extinguished and (iii) the aggregate redemption price or liquidation preference of any preferred stock of the acquired company that, as a result of such Transaction, is redeemed or becomes preferred stock of the acquiring company, as the case may be. In the event that the Consideration received in a Transaction is paid or payable in whole or in part in the form of securities or other property, the value of such securities or other property for purposes of calculating the Consideration for such Transaction shall be (1) the closing bid price, in the case of publicly traded securities and (ii) the fair market value as the parties hereto shall mutually agree (or, in the event the parties hereto cannot agree, as determined by an independent valuation expert jointly and in good faith selected by the parties hereto) in the case of contracts or unquoted securities, in each case calculated as of the business day immediately preceding the announcement of the Transaction.

"Warrants" issued to BPC or its assignees as part of any Capital Infusion Transaction fee shall have the same terms as the warrants issued to investors in such Capital Infusion_ Transaction. If no warrants are issued to investors as part of any Capital Infusion Transaction, then the Warrants issued BPC shall have terms consistent with the warrants issued by the Company in its recent prior Capital Infusion Transaction.

4) Expenses and Payment Terms: In addition to the fees described above and whether or not a Transaction occurs, the Company shall reimburse BPC for its reasonable out-of-pocket expenses incurred in connection with BPC's services hereunder or the subject matter hereof, including, without limitation, legal, accounting, computer and information databases, due diligence, background investigations, "Blue Sky" filings, marketing, "road show", travel and entertainment, printing and mailing, any escrow fees, and internal administrative expenses. Reimbursement by the Company of BPC's documented out-of-pocket expenses associated with providing its services hereunder will occur on a regular monthly basis. The Company agrees to reimburse BPC within 15 days of receipt of reimbursable expense invoices.

In the event that the Transaction Fee due to BPC is not paid within 10 days of its due date or Expenses or Monthly Retainer Fee are not paid within 30 days from the invoice date, BPC will be entitled to receive an additional monthly fee equal to 5%, or the highest rate allowable by law, of the amounts past due for every thirty days the balance remains outstanding. In addition the Company agrees to pay for all legal fees associated with collecting any and all fees due to BPC.

5) Indemnification: In connection with engagements such as this, it is BPC's firm policy to receive indemnification. The Company agrees to the provisions with respect to BPC's indemnity and other matters set forth in Schedule A, which is incorporated by reference into this Agreement.

6) Conflicts; Independent Contractor: The Company acknowledges that BPC and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company, pursuant to which BPC may acquire information of interest to the Company. BPC shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated Transaction.

The relationship between BPC and the Company shall be that of advisor and client. BPC is an independent contractor and this agreement shall not be deemed in any way to establish a joint venture between BPC and the Company or as creating a partnership or similar relationship. BPC will provide its financial advice, written or oral, exclusively for the information of the Company's Board of Directors and senior management, who will make all decisions regarding whether to engage in any Transaction. BPC may engage its own sub-placement agents, independent contractors and/or consultants to assist BPC in conducting the Transaction.

7) USA Patriot Act Notice: The Company acknowledges that in order for BPC to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act") (Public Law 107-56), the Company must provide BPC with certain information or supporting documentation (collectively "Documentation") at the time of execution of this agreement. BPC is required by the USA Patriot Act to verify and record any Documentation provided by the Company to validate the Company's identity. Documentation that may be requested from the Company may include, but is not limited to, a Federal Employer Identification Number (FEIN), a Certificate of Good Standing to validate the Company's corporate existence, a Certificate of Incumbency to authenticate the management of the Company, and other government issued certified documents to validate the Company's authorization to conduct business.

8) Entire Agreement: Amendments: Survival: This Agreement constitutes the entire agreement of the parties with respect to BPC's engagement and supersedes all prior negotiations and understandings of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in writing signed by each party hereto. The provisions of Sections 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, 13 and 14 shall survive any termination or expiration of BPC's engagement hereunder. This Agreement shall be binding upon, and inure solely to the benefit of, BPC and the Company, and all of their respective heirs, executors, administrators, and successors.

9) Representations and Warranties: Accuracy of Information; Interests of Others: The Company will furnish to BPC any information concerning the Company, including its subsidiaries and affiliates, that BPC reasonably deems appropriate, and will provide BPC access to its officers, directors, accountants, counsel and other advisors. All such information concerning the Company is and will be true and accurate in all material respects, and does not and will not as of its date, and will not as supplemented or amended as of the date of the closing of any Transaction, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or were made. The Company acknowledges and agrees that BPC will be using and relying upon such information supplied by the Company and other publicly available information concerning the Company, without any independent investigation or verification thereof or any independent appraisal by BPC of the Company or its business or assets. The Company further represents and warrants that no broker, representative or other person has an interest in compensation due BPC hereunder.

10) Exclusivity: The Company acknowledges that BPC's engagement hereunder is exclusive. Accordingly, the Company agrees that it will not, and it will not permit any stockholder, affiliate or advisor, to engage any other person to perform any financial or similar consulting services with respect to any Transaction without the prior express written consent of BPC. In the event that the Company or its stockholders, affiliates or advisors are contacted by any Person concerning a potential Transaction, the Company agrees to promptly inform BPC of such inquiry, including all relevant details thereof. BPC acknowledges that the Company has an existing relationship with Objective Equity LLC, who may play a role in the Capital Infusion Transaction, to be mutually agreed upon by BPC and the Company. The Company shall (i) inform Objective Equity LLC that it has engaged BPC to act as its financial advisor and consultant in connection with a possible capital raising transaction and (ii) exert its reasonable best efforts to have Objective Equity LLC coordinate its activities with respect to the contemplated Capital Infusion Transaction with BPC.

11) Confidentiality: Except as otherwise required by law, the terms of this Agreement and the advice provided hereunder shall not be disclosed to any third party, with the exception of potential investors in the Transaction as part of their due diligence efforts, without the prior written consent of both parties to this Agreement. BPC shall keep confidential and not disclose any non-public information provided to it by or on behalf of the Company or by any third-party, in relation to any of the services provided or to be provided by it to the Company, except that it may disclose any such information to its advisors (which persons shall be bound by similar confidentiality obligations and for which BPC shall accept full responsibility in compliance with this Section 11) or as required by law or with the prior consent of the Company. The restrictions in the preceding sentence shall not apply to information that becomes publicly available through no fault of BPC or information that BPC may be required by law to disclose. The Company acknowledges that BPC's advice is for the use and information of the Company and only in considering the matters to which this Agreement relates. Such advice may not be relied on by any other Person, including, without limitation, any security holder, employee or creditor of the Company and may not be used or relied on for any other purpose. Without limitation of the foregoing, such advice is for the purpose of assisting the Company and does not constitute a recommendation to any stockholder of the Company concerning actions that such stockholder might or should take in connection with any proposed Transaction.

12) Advertising: BPC shall have the right to place advertisements or other public announcements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder. Any such advertisement of public announcement shall be subject to the approval of the Company, which approval shall not be unreasonably withheld; provided, however, that following the closing of a Transaction, BPC shall be entitled to describe its services to the Company in its own newsletter or in other public relations arid promotional materials, without the approval of the Company. In addition, in any press release associated with the Transaction the Company agrees to mention BPC as its exclusive financial advisor and describe BPC's services to the Company hereunder.

13) Headings: Headings are provided solely for convenience and are not intended to be a part of this Agreement.

14) Governing Law: This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles governing conflicts of law. If any provision of this agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. Furthermore, Telkonet, Inc. irrevocably submits to the exclusive jurisdiction of the State of New York, City of New York in connection with any dispute that arises under this Agreement between the parties.

If the foregoing is in accordance with your understanding, kindly sign where indicated below and return an executed copy to us.

Very truly yours	Accepted and agreed to as of the date first above written:

BRYANT PARK CAPITAL, INC.	TELKONET, INC.

By: /s/ signature	By: /s/ signature
Title: CEO

Jurisdiction of Organization:
Utah

Federal Tax ID#: 87-06-27-421

Location of Principal Place of Business:
Germantown, MD

SCHEDULE A
INDEMNIFICATION AND CONTRIBUTION

This Schedule A is a part of and is incorporated into that certain letter agreement (together with this Schedule A, the "Agreement"), dated December 19, 2006 by and between the Company and BPC. Terms not otherwise defined herein have the meaning ascribed to them in the main body of this Agreement.

1. By the Company. The Company agrees to indemnify and hold harmless BPC and its Affiliates, and the respective directors, officers, agents, consultants and employees of BPC and its Affiliates (BPC and each such entity or person, a "BPC Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs, legal fees and other liabilities (collectively "Liabilities"), and will reimburse each BPC Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation, regulatory proceeding or arbitration and whether or not any BPC Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any BPC Indemnified Person pursuant to this Agreement, the Transactions contemplated hereby (including but not limited to any untrue statement of a material fact on the part of the Company in connection with the Transaction or any related Memorandum (the "Memorandum") or the omission to state in the Memorandum a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading) or any BPC Indemnified Person's actions or inactions in connection with any such advice, actions, inactions, services or Transactions; provided that the Company will not be responsible and shall be reimbursed by BPC for any Liabilities or Expenses of any BPC Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such BPC Indemnified Person's gross negligence in connection with any of the advice, actions, inactions, services or transactions referred to above, or to the extent that any such Liabilities or Expenses arises out of or are based upon an untrue statement of a material fact or omission made in reliance upon and in conformity with written information furnished to the Company by BPC specifically for use in the preparation of the Memorandum. The Company also agrees to reimburse each BPC Indemnified Person for all Expenses as they are incurred in connection with enforcing such BPC Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule A).

2. Procedure. Upon receipt by a BPC Indemnified Person of actual notice of an Action against such BPC Indemnified Person with respect to which indemnity may be sought under this Agreement, such BPC Indemnified Person shall promptly notify the Company (an "Indemnifying Party") in writing; provided that failure so to notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have on account of this indemnity or otherwise, except to the extent such Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall, if requested by the BPC Indemnified Person, assume the defense of any such Action including the retention of counsel reasonably satisfactory to the BPC Indemnified Person. Any BPC Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such BPC Indemnified Person, unless: (i) the Indemnifying Party has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include both such BPC Indemnified Person and the Indemnifying Party, and such BPC Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party; provided that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Indemnifying Party shall not be liable for any settlement of any Action effected without its written consent, which consent shall not be unreasonably withheld. In addition, an Indemnifying Party will not, without prior written consent of the applicable BPC Indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any BPC Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each BPC Indemnified Person from all Liabilities arising out of such Action.

3. Contribution. In the event that the foregoing indemnity is unavailable to a BPC Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such BPC Indemnified Person in such proportion as is appropriate to reflect (1) the relative benefits to the Company and its shareholders, on the one hand, and to BPC, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such. relative benefits but also the relative fault of the Company, on the one hand, and BPC, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to BPC, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the Transaction or Transactions that are within the scope of this Agreement, whether or not any such Transaction is consummated, bears to (b) the fees paid to BPC under this Agreement. The relative fault of the Company on the one hand, and the BPC on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact is relative to information supplied by the Company or BPC, and with reference to each of the Company's and BPC's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and BPC agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this paragraph.

4. Other Liabilities. The Company also agrees that no BPC Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, directors, officers, agents, advisors, stockholders, creditors or interest holders for or in connection with advice or services rendered or to be rendered by any BPC Indemnified Person pursuant to this Agreement, the Transactions contemplated hereby or any such BPC Indemnified Person's actions or inactions in connection with any such advice, services or Transactions. In no event, regardless of any legal theory advanced, shall any BPC Indemnified Person be liable under this Agreement for any consequential, indirect, incidental or special damage of any nature.

5. Effective. The reimbursement, indemnity and contribution obligations of the Company and BPC set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.

SCHEDULE B
EXEMPTIONS TO TABLE A AS MUTUALLY AGREED UPON B BOTH PARTIES

Enable Capital Management	BPC Fees:
	Cash Portion:	2.0%
	Warrant Portion:	2.0%

Other Parties Introduced by	BPC Fees:
Objective Equity LLC	Cash Portion:	2.0%
	Warrant Portion:	2.0%

Members of the Company's Board of	BPC Fees:
Directors or Company's Executive	Cash Portion:	0.0%
Management	Warrant Portion:	0.0%

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